Exhibit 99.6

Adopted:                         , 2008

RAYCLIFF ACQUISITION CORP.

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

The responsibilities and powers of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Raycliff Acquisition Corp. (the “Company”), as delegated by the Board, are set forth in this charter (the “Charter”). Whenever the Nominating and Corporate Governance Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

As set forth herein, the Nominating and Corporate Governance Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and the composition and structure of committees of the Board.

II. MEMBERSHIP

The Nominating and Corporate Governance Committee shall consist of at least three members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the American Stock Exchange, as amended from time to time.

The Board shall elect the members of the Nominating and Corporate Governance Committee at the first Board meeting practicable following the Company’s annual general meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chairman of the Nominating and Corporate Governance Committee is elected by the Board, the members of the Nominating and Corporate Governance Committee shall designate a chairman of the Nominating and Corporate Governance Committee by majority vote of the full Nominating and Corporate Governance Committee membership.

A Nominating and Corporate Governance Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Nominating and Corporate Governance Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Nominating and Corporate Governance Committee shall be called by the chairman of the Nominating and Corporate

Governance Committee upon such notice as is provided for in the Company’s by-laws with respect to meetings of the Board. A majority of the Nominating and Corporate Governance Committee members shall constitute a quorum. Actions of the Nominating and Corporate Governance Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Nominating and Corporate Governance Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall report its minutes from each meeting to the Board.

The chairman of the Nominating and Corporate Governance Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Nominating and Corporate Governance Committee. At each meeting, the chairman of the Nominating and Corporate Governance Committee shall appoint as secretary a person who may, but need not, be a member of the Nominating and Corporate Governance Committee. A certificate of the secretary of the Nominating and Corporate Governance Committee or minutes of a meeting of the Nominating and Corporate Governance Committee executed by the secretary setting forth the names of the members of the Nominating and Corporate Governance Committee present at the meeting or actions taken by the Nominating and Corporate Governance Committee at the meeting shall be sufficient evidence at all times as to the members of the Nominating and Corporate Governance Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

•	Developing the criteria and qualifications for membership on the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Reviewing candidates for election to the Board proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

•	Monitoring and making recommendations regarding Board committee functions, contributions and composition.

•	Evaluating, on an annual basis, the Nominating and Corporate Governance Committee’s performance.

V. REPORTING

The Nominating and Corporate Governance Committee shall prepare a statement each year concerning its compliance with this Charter for inclusion in the Company’s proxy statement.

RAYCLIFF ACQUISITION CORP.

Board of Director Candidate Guidelines

The Nominating and Corporate Governance Committee of Raycliff Acquisition Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Company’s Board of Directors (“Board”) with the goal of creating a balance of knowledge and experience on the Board. Nominations to the Board may also be submitted to the Nominating and Corporate Governance Committee by the Company’s stockholders in accordance with the Company’s policy for stockholders nominations of Board candidates, a copy of which is attached hereto. Candidates will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will consider and evaluate each candidate for election to the Board based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with the image and reputation of the Company.

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Whether the candidate has the ability to read and understand basic financial statements. The Nominating and Corporate Governance Committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”).

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing stockholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

RAYCLIFF ACQUISITION CORP.

Policy for Stockholder Nominations of Board Candidates

Stockholders who wish to recommend to the Nominating and Corporate Governance Committee a candidate for election to the Board should send their letters to Raycliff Acquisition Corp., 5 East 59th Street, 4th floor, New York, New York 10022, Attention: Nominating and Corporate Governance Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating and Corporate Governance Committee. Stockholders must follow certain procedures to recommend to the Nominating and Corporate Governance Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating and Corporate Governance Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;

•	Age;

•	Business and current residence addresses, as well as residence addresses for the past twenty (20) years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past ten (10) years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

•	The number of shares of common stock of the Company beneficially owned by the candidate;

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The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of the Company, if elected.